Exhibit 99.2

Direct Selling Acquisition Corp. Announces Closing of $230 Million Initial Public Offering

New York, NY, September 28, 2021 (GLOBE NEWSWIRE) – Direct Selling Acquisition Corp. (the “Company”) today announced the closing of its initial public offering of 23,000,000 units at a price of $10.00 per unit, including 3,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The units are listed on the New York Stock Exchange (“NYSE”) and began trading under the ticker symbol “DSAQ.U” on September 24, 2021. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NYSE under the symbols “DSAQ” and “DSAQ.WS,” respectively.

Direct Selling Acquisition Corp., led by CEO Dave Wentz, is a special purpose acquisition company formed with the purpose of entering into a business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, it intends to focus its search on domestically based businesses within the direct selling industry.

BTIG, LLC is acting as the sole bookrunner for the offering. I-Bankers Securities, Inc. is acting as co-manager for the offering. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by email at ProspectusDelivery@btig.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 23, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Direct Selling Acquisition Corp.

Contact:

Ryan Bright

ir@dsacquisition.com